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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Univision Communications Inc.:

     As independent public accountants, we hereby consent to the use of our reports on Perenchio Communications, Inc. dated January 31, 1996 (except with respect to the matters discussed in Note 12, as to which the date is June 17,
1996) and Univision Network Holding Limited Partnership dated February 15, 1996 (except with respect to the matters discussed in Note 10, as to which the date is June 17, 1996) and to all references to our firm included in or made a part of this Registration Statement.

                                          ARTHUR ANDERSEN LLP

Roseland, New Jersey
June 17, 1996